Exhibit 99.2

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421, x8261	(310) 208-2550
CERADYNE, INC. RECEIVES NEW $9.6 MILLION
BODY ARMOR (SAPI) ORDER FROM UNICOR
Costa Mesa, Calif.—January 10, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a $9.6 million order for Small Arms Protective Inserts (SAPI) from UNICOR, Washington, D.C., for delivery starting in February 2008 to be completed in early April 2008.
David P. Reed, Ceradyne President North American Operations, commented: “We are pleased to have received this new order from the “Federal Prisons Industries, Federal Correctional Institution, UNICOR.” It represents a new market for Ceradyne’s lightweight ceramic armor as contrasted to its large direct sales to the various U.S. Armed Services procurement agencies. We intend to ship these armor plates at the same high quality and on-time deliveries as we have in the past to our American Armed Forces.”
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.
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